Exhibit 99.1

New Oriental Energy & Chemical Corporation Announces Financial Results for the Third Quarter of Fiscal 2007

Company Reports 16% Increase in Revenue to $10.9 million versus Q3FY06;
Net Income of $952,000 and EPS of $0.09

Third Quarter 2007 Highlights:

•	DME Production Expanded to 50,000 tons of Available Annual Capacity during the Quarter
•	Company Returns to Profitability as Gross and Operating Margins Improve versus Last Year to 20% and 14% respectively

NEW YORK, NY - (Market Wire) -- February 15, 2007 -- New Oriental Energy & Chemical Corp. (OTCBB: NOEC) “New Oriental”, a specialty chemical and emerging alternative fuel manufacturer in China, today reported results for the third quarter of fiscal 2007, which ended December 31, 2006.

The Company reported revenue of $10.9 million for the third quarter of fiscal 2007 compared to $9.4 million during the comparable quarter last year, representing an increase of 15.9 percent. Revenue growth primarily resulted from an increase in liquid ammonia sales in the specialty chemical business and a growing contribution from new alternative energy products such as Dimethyl Ether (DME) and Methanol.

Mr. Chen Si Qiang, Chairman and Chief Executive Officer of New Oriental commented, “Our specialty chemical business, particularly Urea, continues to enjoy strong brand recognition in the market and we expect to further leverage this stable base of cash flow to grow our portfolio of new alternative energy products.”

DME sales were $0.9 million during the quarter and increased versus last year as the Company successfully expanded its available production capacity, while methanol sales were $2.6 million, a 31.6 increase versus the third quarter of fiscal 2006. The Company shifted manufacturing capacity away from DME to capture the favorable price increase in Methanol and since both of these end products are derived from synthesized ammonia production capacity, management has the flexibility to produce what will provide the most beneficial contribution to the Company. Synthesized ammonia capacity was 24,697 tons during the third quarter with an estimated capacity utilization of 38 percent. The Company sold 7,224 tons of Methanol with an average price of $413.36 per ton during the third quarter, compared to 3,342 tons at an average price of $315.39 during the second fiscal quarter. This sharp increase in Methanol prices was created by a convergence of several factors, including a decrease of supply by top manufacturers due to line maintenance, overall increased International demand, and the promotion by the Chinese government for blending methanol with petrol in several provinces for end consumer use.

“We are pleased with the pace of our expansion into high growth and higher margin alternative fuels such as DME and Methanol,” further commented Mr. Quiang. “During the third quarter we significantly expanded our DME capacity and are well positioned to benefit from the strong secular growth associated with increasing domestic consumption for our portfolio of alternative fuels. This anticipated growth in addition to further sales efforts are expected to drive a higher level of overall utilization and improved profitability.”

Gross profit during the quarter increased 441.5 percent to $2.2 million as the Company benefited from a greater percentage of higher margin DME and methanol revenue, lower cost of goods sold related to reduced consumption of coal in addition to a higher rate of overall capacity utilization. Gross margins improved 16.0 percent versus last year to 20.3 percent for the third quarter. Operating expenses for the third fiscal quarter were $0.7 million, representing an increase of $0.4 million, or 114.2 percent, as compared to last year. Increased sales and marketing costs as a result of higher revenue levels and expenses related to the facility expansion contributed to the year over year increase in operating expenses. Operating income increased substantially to $1.5 million as compared to breakeven results last year. Operating income benefited primarily from the aforementioned higher gross margins with operating margin during the third quarter improving to 14.0 percent as compared to less than 1.0 percent last year.

In addition to the Value Added Tax (VAT) which is paid prior to reported net revenues, the Company incurred $0.5 million in income tax representing an effective tax rate of 33.5 percent as compared to no such expense last year. Net income for the third quarter increased to $1.0 million as compared to a modest loss during the same quarter last year. Earnings per share were $0.09 based on 10.9 million weighted average fully diluted shares outstanding. The Company currently has a total of 12.6 million fully diluted shares outstanding.

For the nine month period ending December 31, 2006 revenues were $28.4 million, an increase of 35.7 percent compared to $20.9 million reported in the comparable period last year. Gross profit increased 184.2 percent to $4.6 million from $1.6 million in 2005 resulting in an improved gross margin of 16.2 percent, as compared to 7.7 percent last year. The improvement in gross margins primarily resulted from increased sales of higher margin products and other aforementioned factors. Net income for the period was $1.8 million, which represented a 312.0 percent increase over the $0.5 million reported for the nine months last year. Earnings per weighted average fully diluted share were $0.21, a significant increase from $0.06 reported for the year ago period.

Cash provided by operating activities was $6.0 million for the nine months ended December 31, 2006 compared $1.9 million during the same period in 2005, and resulted from higher net income and an improvement in working capital management. The Company during the first nine months of this year spent approximately $2.6 million in capital expenditures related to facility expansion. Cash and cash equivalents, including restricted cash, was $9.8 million as compared to $2.4 million in the prior year period. Restricted cash of $4.9 million represents time deposits to secure notes payable. The Company’s account receivable balance is minimal as many clients prepay for orders or utilize cash on delivery. Total current assets were $20.4 million for the period. The Company currently has $9.8 million in total debt with current liabilities for the quarter totaling $25.9 million. The Company’s current ratio on December 31, 2006 was .75 to 1 with shareholders equity totaling $10.5 million.

Mr. Chen Si Qiang concluded,“Project implementation is underway to expand our DME production capacity from 50,000 tons currently to 150,000 tons, which we anticipate will be concluded by June, 2008. Additionally we are evaluating other new product offerings such as Biodiesel to complement our existing product line and leverage our core competencies. We believe this expansion in conjunction with new product offerings will provide the Company with significant future growth opportunities.”

About New Oriental Energy & Chemical Corp.
New Oriental Energy & Chemical Corp. is an emerging alternative fuel and specialty chemical manufacturer based in Henan Province, China. The Company is focused on the production of Dimethyl ether (DME), methanol and fertilizer products, and the Company expects to begin production of bio-diesel within the next year. The Company sells its products primarily through a network of distribution partners.

Safe Harbor Statement:
This press release contains forward-looking statements concerning Sports Source, Inc. and New Oriental Energy. The actual results may differ materially depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, development, shipment, market acceptance, additional competition from existing and new competitors, changes in technology or product techniques, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the Company's reports filed with the Securities and Exchange Commission. New Oriental Energy & Chemical Corp. undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

Contact:
Contact:
New Oriental Energy & Chemical Corp.
Mr. Wang Gui Quan
President
Xicheng Industrial Zone of Luoshan, Xinyang
Henan Province, The People's Republic of China
Tel: (011-86) 376-2169211
Fax: (011-86) 376-6818152

For Investors:
Bob Agriogianis
Focus Asia Partners
Bob@focusasiapartners.com
Ph: (973) 966-2983
Cell: (973) 216-6949
Fax: (973) 966-6252

HC International:
Matt Hayden
(858) 704-5065
matt@haydenir.com

ASSETS
December 31, 2006
(Unaudited)
CURRENT ASSETS
Cash and cash equivalents	$4,943,014
Restricted cash	4,866,367
Notes receivable	1,316,608
Accounts receivable	87,467
Inventories	3,541,583
Prepayments for goods	4,676,234
Due from employees	53,786
Other receivables, prepaid expenses, and other assets	954,698
Total current assets	20,439,757

Plant and equipment, net	11,083,478
Land use rights, net	1,562,989
Construction in progress	3,069,054
Deposits	1,196,131
Long term investment	26,893
Deferred taxes	235,141
TOTAL ASSETS	$37,613,443

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$4,177,130
Other payables and accrued liabilities	672,329
Short-term debt	3,060,689
Notes payable	6,778,337
Customer deposits	9,679,018
Due to related parties	820,756
Due to employees	116,894
Taxes payable	626,443
Total current liabilities	25,931,596

LONG-TERM LIABILITIES
Deferred taxes	1,218,094
Total long-term liabilities	1,218,094

TOTAL LIABILITIES	27,149,690

COMMITMENTS

SHAREHOLDERS’ EQUITY
Preferred stock, par value $0.001 per share; 10,000,000 shares authorized, none issued and outstanding
Common stock, par value $0.001 per share; 30,000,000 shares authorized, 12,640,000 share issued and outstanding	12,640
Additional paid-in capital	4,573,205
Retained earnings (the restricted portion is $510,283)	5,387,773
Accumulated other comprehensive income	490,135

Total shareholders’ equity	10,463,753

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$37,613,443

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2006	2005	2006	2005

REVENUES, NET	$10,884,452	$9,389,238	$28,365,616	$20,908,345

COST OF GOODS SOLD	8,679,748	8,982,406	23,767,912	19,290,691

GROSS PROFIT	2,204,704	406,832	4,597,704	1,617,654

Selling and distribution	135,956	84,672	496,095	167,469

General and administrative	542,769	232,162	944,233	625,957

INCOME FROM OPERATIONS	1,525,979	89,998	3,157,376	824,228

OTHER INCOME (EXPENSES)

Interest expense, net	(92,933)	(72,912)	(212,803)	(160,848)

Investment income, net	7,390	-	7,339	-

Other, net	(12,949)	(26,309)	(74,964)	63,711

INCOME (LOSS) BEFORE INCOME TAXES	1,427,487	(9,223)	2,876,948	727,091

INCOME TAX EXPENSE	(475,683)	-	(1,035,062)	(279,970)

NET INCOME (LOSS)	951,804	(9,223)	1,841,886	447,121

OTHER COMPREHENSIVE INCOME
Foreign currency translation gain	109,950	46,286	329,855	175,096

OTHER COMPREHENSIVE INCOME BEFORE INCOME TAXES	109,950	46,286	329,855	175,096

INCOME TAXES RELATED TO OTHER COMPREHENSIVE INCOME	(36,284)	(15,274)	(108,852)	(57,782)

OTHER COMPREHENSIVE INCOME, NET OF INCOME TAXES	73,666	31,012	221,003	117,314

COMPREHENSIVE INCOME	$1,025,470	$21,789	$2,062,889	$564,435

WEIGHTED AVERAGE SHARES OUTSTANDING, BASIC AND DILUTED	10,908,043	7,500,000	8,640,145	7,500,000

NET INCOME (LOSS) PER SHARE, BASIC AND DILUTED	$0.09	$(0.00)	$0.21	$0.06